Stifel, Nicolaus & Company, Incorporated
                              18 Columbia Turnpike
                         Florham Park, New Jersey 07932




September 10, 2008

VIA FACSIMILE AND EDGAR
(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

     Re:     Campello Bancorp, Inc.
             Registration Statement on Form S-1 (Registration Number 333-152391) Request for Acceleration of Effectiveness

Ladies and Gentlemen:

     In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join Campello Bancorp, Inc. in requesting that the effective date of the above-referenced registration statement, as amended, be accelerated so that it will become effective at 3:00 p.m., on September 11, 2008, or as soon thereafter as may be practicable.

                                                     Very Truly Yours,



                                                     /s/ Mark Cohen
                                                     --------------------------
                                                     Mark B. Cohen
                                                     Managing Director